Exhibit 3(c)
Commissions
WealthQuest III VUL


                                 Option A*         Option B*
First Year Target Premium           100%              90%
First Year Excess Premium             3%               1%
Premiums Years 2-10                   3%               1%
Premiums Years 11+                    2%               .50%
Trail Commissions on Accumu-
  lation Values Months 13-180         0                .40%
Trail Commissions on Accumu-
  lation Values Months 181+           0                .20%


* Sales representative chooses commission option at time of application.